Registration No. 33-55561
                                                         Rule 424 (b)(2)

PRICING SUPPLEMENT No. 61 Dated March 21, 1996 (To Prospectus dated September 23, 1994)

                       $2,500,000,000

      H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                      Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:  $75,000,000

Price to Public:   100%         Proceeds to HFC:  99.99067%

Issue Date: April 1, 1996       Stated Maturity:  April 1, 1998

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined as set forth below on
                         March 29, 1996.

Interest Rate Basis:     Federal Funds Rate

Spread or Spread Multiplier:  Plus 0.18% (+18 basis points).

Interest Payment Dates:  On the 1st of April, July, October and
        January of each year, commencing July 1, 1996, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
        Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
        Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:          Merrill Lynch & Co., as Principal

Agent's Discount or Commission: .00933%